Exhibit (p)(2)

Amendment No. 1 to Code of Ethics Policy

This First Amendment to the Code of Ethics Policy is effective as of March 9, 2015.

1.	The “Gifts Provided By the Firm/Firm Personnel” Policy, shall be amended as follows:

Type of Gift To Be Given	Approval Required
Cash Gifts (including gift cards)	Prohibited

Token Gifts (e.g. bottles of wine, fruit baskets, books) under $100 (unless given to a Foreign Official or Domestic Official)	No Approval Required

Gifts in excess of $100 that seem appropriate under the circumstances	Pre-Approval Required

Gifts to Foreign Officials or Domestic Officials (regardless of value)	Pre-Approval Required

Charitable Gifts given on behalf of the Firm	Pre-Approval Required. The Charitable Contribution request form must be completed before making the Gift.

Gifts by TCW Funds Distributors (formerly, TCW Brokerage Services), a limited-purpose broker-dealer (“TFD”) Registered Persons aggregating less than $100 per year

No Approval Required, But Each Individual Must Maintain Their Own Log On StarCompliance Showing:

•       Name of recipient(s)

•       Date of Gift(s)

•       Value of Gift(s)

A log is not required to record gifts of de minimis value (e.g. pens, notepads or modest desk ornaments) or promotional items of nominal value that display the firm’s logo (e.g. umbrellas, tote bags or shirts) that are substantially below the $100 limit. However, all other gifts MUST be logged. If you are in doubt if something meets the “de minimis” standard, then the gift should be logged.

Gifts by TFD Registered Persons aggregating more than $100 per year that do not relate to the business of the recipient’s employer. Examples of gifts not relating to the business of the recipient’s employer include personal gifts (not paid for by TCW) where there is a pre-existing personal or family relationship between you and the recipient.	Pre-Approval Required, And Must Maintain Log Showing: • Name of recipient(s) • Date of Gift(s) • Value of Gift(s)

Amendment No. 1 to Code of Ethics Policy

Gifts by TFD Registered Persons aggregating more than $100 per year that do relate to the business of the recipient’s employer	Prohibited

Gifts to Unions or Union Officers	Pre-Approval Required. The Request Form for Approval for Gift/Entertainment must be completed before making the gift. In addition, an LM Information Report is required to be completed, approved by an officer and submitted to the Firm’s Controller or the Controller’s designee for each occurrence. The Controller or designee will provide a copy to the Administrator of the Code of Ethics.

2.	The “Gifts and Entertainment Received by Firm Personnel” Policy, shall be amended as follows:

Type of Gift/Entertainment Received	Approval Required
Cash Gifts	Prohibited

Solicitation by Firm Personnel of Gifts from clients, suppliers, brokers, business partners, or potential business partners	Prohibited

Appropriate Gifts with value of $100 or less	No Approval Required

Ticket(s) to attend an industry conference or seminar paid by a vendor or other third party (note that payment of airfare, accommodations, meals and other expenses paid by such vendor or third party would still require approval, unless exempted per the Speaker Exemption below)	No Approval Required

Gifts believed to have a value in excess of $100, that seem appropriate under the circumstances	Approval Required

Gifts given to a wide group of recipients (e.g. closing dinner Gifts, holiday Gifts)	No Approval Required

Gifts received from the same donor more than twice in a calendar year	Approval Required

Entertainment on a personal basis, involving a small group of people, more than twice in one calendar year	Approval Required

Entertainment over $250 per event	Approval Required

Out-of-town accommodations and airfare for business conference or other industry event paid by sponsor as speaker expenses, or on the same basis as other attendees (the “Speaker Exemption”)	No Approval Required

Other out-of-town travel expenses, other than on a business trip or industry conference that is customary and usual for business purposes	Approval Required

3.	The “Outside Activities” Policy shall be completely amended and restated as follows:

Outside Business Activities

Outside Employment, Service as a Director and Fiduciary Appointments.

Generally

The Firm discourages employees from holding outside employment, including consulting. In addition, an employee may not engage in outside employment that:

•	interferes, competes, or conflicts with the interests of the Firm.

•	Employment in the securities brokerage industry is prohibited.

•	Employees must abstain from negotiating, approving, or voting on any transaction between the Firm and any outside organization with which they are affiliated, except in the ordinary course of providing services for the Firm and on a fully disclosed basis.

•	encroaches on normal working time or otherwise impairs performance,

•	implies Firm sponsorship or support of an outside organization, or

•	adversely reflects directly or indirectly on the Firm.

Amendment No. 1 to Code of Ethics Policy

For outside employment that is not prohibited, you must obtain the Firm’s prior written approval as provided below. The decision will be sent to the Human Resources Department with a copy to the Administrator of the Code of Ethics. An approval may be withdrawn at any time for any reason.

All employees are required to complete the initial Outside Business Activity Form and the annual Report on Outside Business Activity annually.

Service as Director

Except as provided below, an employee must obtain the prior written approval as provided below to serve as a director or in a similar capacity of any non-Firm company or institution. An approval may be subject to procedures to safeguard against conflicts of interest.

You do not need approval to serve on the Board of a non-investment related activity that is exclusively charitable, fraternal, religious, civic, and is recognized as tax exempt, that is not a client of the Firm and that has no business relation with the Firm. You must, however, get written approval later if the entity expects to engage in business with the Firm or to become a client.

Fiduciary Appointments

Except as provided below, no Firm employee may accept appointment as:

•	executor, trustee, guardian, conservator, general partner, or other fiduciary, or

•	as a consultant in connection with fiduciary or active money management,

without prior written approval as provided below. This policy does not apply to appointments involving service on the Board of a charitable, civic, or nonprofit company if the employee does not act as an investment adviser for the entity’s assets.

If the Firm grants you approval, it may classify the appointment as an Outside Fiduciary Account. Securities transactions for accounts in which you serve as a fiduciary will be subject to the Personal Investment Transactions Policy.

Compensation, Consulting Fees and Honorariums

Any compensation you expect to receive for outside services must be disclosed. If you have received approval for outside employment, you may retain previously-disclosed compensation for such service including honorariums for publications, public speaking appearances, instruction courses at educational institutions, and similar activities except:

•	compensation received for service as a director or officers of an entity as part of your employment activities with the Firm; or

•	as otherwise provided by the terms of the approval.

Amendment No. 1 to Code of Ethics Policy

Report the amount of this compensation, in writing, to the Chief Operating Officer who will provide a record of the compensation to the Human Resources Department. Direct any questions about compensation you may retain to the Chief Operating Officer. If you receive compensation that was not expected or approved, you must report it to the Administrator of the Code of Ethics.

Serving As Treasurer of Clubs, Houses of Worship, Lodges

An employee may act as treasurer of non-investment related organizations that are exclusively charitable, fraternal, religious, civic, and are recognized as tax exempt, . Funds belonging to such organizations must not be commingled with the Firm’s funds.

Obtaining Approval

Contact the Administrator of the Code of Ethics to seek any required approval of outside activities. The requirements for requests and the reviewing parties are described below:

Activity	Approving Parties
Outside Employment Service as Director Fiduciary Appointment	• Department Head (or supervisor if you are a Department Head); and • Approving Officers	• Complete the Outside Business Activities Form (the “OBA Form”)

4.	The trade monitoring procedures under “Does TCW Monitor Trading Activities?” shall be amended as follows:

Does TCW Monitor Trading Activities?

Yes, the Compliance Department and Investment Control monitor through one or more of the following:

•	Conducts reviews of trading in public securities listed on the Restricted Securities List.

•	Surveys client account transactions that may violate laws against insider trading and, when necessary, investigates such trades

•	Conducts monitoring of the Ethical Walls.

•	Reviews personal securities trading to identify insider trading, other violations of the law or violations of the Firm’s policies.

•	Reviews securities holding and transaction reports as required by SEC rules and regulations.